Exhibit 10.59

PERFORMANCE STOCK UNIT AWARD AGREEMENT

MATADOR RESOURCES COMPANY
2019 LONG-TERM INCENTIVE PLAN

1.Award of Performance Stock Units. Pursuant to the Matador Resources Company 2019 Long-Term Incentive Plan (as the same may be amended, the “Plan”), Matador Resources Company, a Texas corporation (the “Company”), grants to

[●]
(the “Participant”)

an Award of Performance Stock Units (the “Performance Stock Units”) subject to the terms and conditions of this Performance Stock Unit Award Agreement (including Appendix A attached hereto, this “Agreement”) and the Plan. The target number of Performance Stock Units awarded under this Agreement is [●] (the “Target Units”). The “Date of Grant” of this Award is [●]. Each Performance Stock Unit subject to this Award shall represent a notional share of Common Stock, with the value of each Performance Stock Unit being equal to the Fair Market Value of a share of Common Stock at any given time.

2.Subject to Plan; Definitions. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing. Unless defined herein, the capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan.

3.Vesting; Settlement of Performance Stock Units.

a.    Subject to the Participant’s continuous employment with or service to the Company or a Subsidiary through the end of the Performance Period (as defined in Appendix A), the actual number of shares of Common Stock that may become issuable pursuant to the Performance Stock Units shall be determined in accordance with the performance-based vesting requirements set forth in Appendix A attached hereto and this Section 3. Performance Stock Units that become vested pursuant to the terms of Appendix A or this Section 3 are collectively referred to herein as “Vested Units.” All other Performance Stock Units are collectively referred to herein as “Unvested Units.”

b.    The Vested Units, as determined pursuant to Appendix A, shall vest on the Vesting Date (as defined in Appendix A). Subject to the provisions of the Plan and this Agreement, within thirty (30) days following the Vesting Date, and in no event later than two and a half (2½) months following the close of the calendar year in which the Performance Period (as defined in Appendix A) ends, the Company shall deliver to the Participant or the Participant’s personal representative a number of shares of Common Stock equal to the number of Vested Units credited to the Participant. Vested Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued. Notwithstanding anything herein to the contrary, if the Participant incurs a Termination of Service for any reason after the last day of the Performance Period, but prior to the Vesting Date, the Participant shall not forfeit the Performance Stock Units by reason of such Termination of Service to the extent such Performance Stock Units would have otherwise vested in accordance with this Section 3.

c.    In the event a Change in Control occurs prior to the completion of the Performance Period and Participant has not experienced a Termination of Service prior to the effective date of the Change in Control, Participant shall vest immediately prior to the consummation of such Change in Control in a number of shares of Common Stock equal to the number of Performance Stock Units that would have otherwise vested based on the Company’s performance, as determined by the Committee, through an abbreviated Performance Period that ends as of immediately prior to the effective date of the Change in Control.

4.Forfeiture of Performance Stock Units. Unvested Units shall be forfeited, without the payment of any consideration therefor, immediately upon the earlier of (i) the Vesting Date, to the extent the performance-based vesting conditions have not been satisfied and the Performance Stock Units have not vested in accordance with Section 3, and (ii) subject to Section 3, the Participant’s Termination of Service. Upon forfeiture, all of the Participant’s rights with respect to the forfeited Unvested Units shall cease and terminate, without any further obligations on the part of the Company.

5.Restrictions on Performance Stock Units. Subject to the provisions of the Plan and the terms of this Agreement, the Participant shall not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Performance Stock Units, except that, the Participant may transfer for no consideration some or all of the Performance Stock Units to (a) one or more members of the Participant’s Immediate Family, (b) a trust in which the Participant or members of his or her Immediate Family have more than fifty percent of the beneficial interest, (c) a foundation in which the Participant or members of his or her Immediate Family control the management of assets or (d) any other entity in which the Participant or members of his or her Immediate Family own more than fifty percent of the voting interests. Any such transferee must agree in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement to the same extent as they apply to the Participant. Notwithstanding any such transfer, any vesting conditioned upon the Participant’s continued employment or service with the Company or its Subsidiaries shall continue to relate to the Participant’s continued employment or service and any covenants applicable to Participant hereunder shall continue to apply to Participant. In addition, the Committee may in its sole discretion, remove any or all of the restrictions on such Performance Stock Units whenever it may determine that, by reason of changes in applicable laws or changes in circumstances after the date of this Agreement, such action is appropriate.

6.Rights of a Shareholder. The Participant will have no rights as a shareholder with respect to any Performance Stock Units covered by this Agreement (including, without limitation, any voting rights or the right to receive any dividends) until the issuance of a certificate or certificates to the Participant or the registration of such shares in the Participant’s name for shares of Common Stock. Except as otherwise provided in Section 7 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such shares of Common Stock. The Participant, by his or her execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of such shares of Common Stock.

7.Adjustment to Number of Performance Stock Units. The number of Target Units shall be subject to adjustment in accordance with Articles 11-13 of the Plan.

8.Restrictive Covenants.

a.Confidential Information and Non-Disclosure. During the course of the Participant’s employment with or engagement by the Company, the Participant will receive certain confidential information and trade secrets, which includes but is not limited to production data, drilling schedules, financial results before they are disclosed publicly, technical data, customer and vendor lists, management methods, operating techniques, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, financial reports and/or other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “Confidential Information”), which the Company desires to protect. The Participant understands and agrees that the Confidential Information is confidential and the Participant agrees not to disclose or reveal the Confidential Information to anyone outside the Company or use Confidential Information for the benefit of any person or entity other than the Company. Additionally, the Participant may receive Confidential Information and work on projects that are not widely known throughout the Company, and the Participant agrees to not disclose or reveal such Confidential Information or details about such projects to any other person (including other employees or independent contractors of the Company) except as required in connection with his or her job duties. The Participant further agrees not to use or disclose the Confidential Information in order to compete with the Company at any time during or after the Participant’s employment or engagement with the Company. The Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition, notwithstanding the foregoing, if the Participant files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to the Participant’s attorney and use the trade secret information in the court proceeding if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
b.Non-Solicitation. The Participant understands and acknowledges that the Company expends significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. In consideration of the receipt of the Performance Stock Units and Confidential Information and the benefit received by the Participant from the Company’s goodwill or other business interests, during the period from the Date of Grant through the date that is twenty-four (24) months following the Participant’s Termination of Service for any reason (the “Non-Solicitation Period”), the Participant agrees on his or her own behalf and on behalf of his or her affiliates that, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer of the Company, he or she shall not, directly or indirectly, (i) solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within the last six months, employed by or engaged as an independent contractor to the Company or its affiliates or (ii) induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with the Company or its affiliates. The Company agrees that the foregoing restriction is not intended to apply generally to companies providing services to the Company, such as rig and oilfield services providers, or lenders.
c.Non-Compete.    The Participant understands and acknowledges that the Company has an interest in protecting its Confidential Information, goodwill and other business interests and that the Participant has benefitted and will benefit from the Company’s goodwill and has accessed or will access the Company’s information, including Confidential Information, during the course of the Participant’s employment or engagement by the Company, and therefore the

Participant would be able to irreparably injure the Company if the Participant should engage in unfair competition. In consideration of the receipt of the Performance Stock Units and Confidential Information and the benefit received by the Participant from the Company’s goodwill or other business interests, during the period from the Date of Grant through the date that is twelve (12) months following the Participant’s Termination of Service (the “Non-Compete Period), the Participant agrees that he or she shall not, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer of the Company, directly or indirectly: (i) invest in (other than investments in publicly-owned companies that constitute not more than 1% of the voting securities of any such company) a Competing Business with Significant Assets in the Restricted Area (each as defined below), or (ii) [other than in a capacity involving legal advice], participate in the operations of a Competing Business in the Restricted Area as a manager, employee, director, officer, consultant, independent contractor or in any other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s operations within the Restricted Area. “Competing Business” means any person or entity engaged in (x) oil and natural gas exploration, development and production; (y) marketing and midstream operations, including natural gas processing, oil and natural gas transportation services, oil, natural gas and salt water gathering services and salt water disposal services, and/or (z) acquisition activities related to (x) and (y). “Significant Assets” means (i) oil and natural gas reserves in excess of 10 million barrels of oil equivalent or (ii) midstream assets with an aggregate fair market value of $25 million or more. “Restricted Area” means Eddy and Lea Counties, New Mexico and Loving County, Texas (collectively, the “Named Counties”), plus any county or parish where the Company, together with its Subsidiaries, has Significant Assets as of the date of Participant’s Termination of Service; provided, however, that the Restricted Area shall cease to include a particular Named County following a sale of all or substantially all of the assets held by the Company, together with its Subsidiaries, in such Named County.
9.Injunctive Relief and Specific Performance.

a.The Participant hereby provides the Company assurance that the Participant has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Participant under Section 8. The Participant agrees that the restraints are necessary to protect the Company’s business interests, including the Confidential Information and its goodwill, and that each of the restraints is reasonable with respect to subject matter, length of time and geographic area.
b.The Participant further agrees that the Company would suffer imminent and irreparable harm if the Participant breaches any of the restrictions in Section 8. The Participant agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any such covenants, without having to post bond, together with an award of its reasonable attorneys’ fees incurred in enforcing its rights hereunder.
c.The Participant further agrees that each of the Non-Solicitation Period and the Non-Compete Period shall be tolled, and shall not run, during the period of any breach by the Participant of any of the covenants contained in Section 8.
d.The Participant and Company further agree that, in the event that any provision of Section 8 is determined by a court of competent jurisdiction to be unenforceable, that provision shall be deemed modified to permit enforcement to the maximum extent permitted by law.
e.The parties acknowledge that remedies at law will be inadequate remedies for breach or attempted breach of this Agreement (and specifically Section 8 hereof) and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

10.Participant’s Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not acquire any shares of Common Stock, and that the Company will not be obligated to issue any shares of Common Stock to the Participant hereunder if the issuance of such shares would constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded. Any determination in this connection by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Participant are subject to all Applicable Laws, rules, and regulations.

11.Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his or her review by the Company, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

12.Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

13.No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employ or to provide services to the Company or any Subsidiary, whether as an Employee or as a Contractor or as an Outside Director, or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant as an Employee, Contractor, or Outside Director at any time. Nothing herein shall be construed to modify the terms of any employment agreement or independent contractor agreement.

14.Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

15.Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

16.Entire Agreement. This Agreement together with the Plan (as each may be amended from time to time) supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement and the Plan. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

17.Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein. No person shall be permitted to acquire any Performance Stock Units without first executing and delivering an agreement in a form satisfactory to the Company making such person subject to the restrictions on transfer contained herein.

18.Modification. The Committee may amend this Agreement at any time and from time to time without the consent of the Participant; provided, however that no such amendment may materially and adversely affect the rights of the Participant without his or her consent; and provided, further, that the Company may change or modify this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Code Section 409A or any regulations or other guidance issued thereunder. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company of the applicable provision without violating the provisions of Code Section 409A, and in no event may any such amendment modify the time or form of payment of any amount payable pursuant to this Agreement if such modification would be in violation of Code Section 409A. Notwithstanding the provisions of this Section 18, the Company may amend the Plan to the extent permitted by the Plan.

19.Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

20.Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

21.Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a.    Notice to the Company shall be addressed and delivered as follows:

Matador Resources Company
5400 LBJ Fwy, Suite 1500
Dallas, TX 75240
Attn: General Counsel

Facsimile: (972) 371-5201

b.    Notice to the Participant shall be addressed and delivered to the Participant’s address as set forth in the Company’s records.

22.Tax Requirements. The Participant is hereby advised to consult immediately with his or her own tax advisor regarding the tax consequences of this Agreement. The Company or, if applicable, any Subsidiary (for purposes of this Section 22, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid or payable to the Participant in cash or other form in connection with the Plan, any Federal, state, local, or other taxes permitted by law to be withheld in connection with this Award. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is permitted to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payments may be made, in the sole discretion of the Company, (i) by the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the applicable tax withholding obligations of the Company; (ii) the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the applicable tax withholding payment; (iii) the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, which shares so withheld have an aggregate Fair Market Value that equals or exceeds (solely to avoid the issuance of fractional shares) the applicable tax withholding payment; or (iv) any combination of (i), (ii), or (iii) or any other method consented to by the Company in writing. The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant.

23.Code Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall comply with or be exempt from the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to the fullest extent possible to reflect and implement such intent. Notwithstanding anything in this Agreement and in the event the payments and benefits set forth herein are subject to Code Section 409A, a Termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement unless such termination is also a “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if on his or her Termination of Service, the Participant is deemed to be a “specified employee” within the meaning of Code Section 409A, any payments or benefits due upon such Termination of Service that constitutes a “deferral of compensation” within the meaning of Code Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Participant on the earlier of the date which immediately follows six (6) months after the Participant’s separation from service or, if earlier, the date of the Participant’s death.

24.Electronic Delivery. By executing this Agreement (including via digital acceptance), the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and its Subsidiaries, the Plan, and the Performance Stock Units via Company web site or other electronic delivery.
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Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the Date of Grant specified in Section 1 hereof.

COMPANY:

MATADOR RESOURCES COMPANY

By:
Name: [●]
Title: [●]

PARTICIPANT:

Signature

Name: [●]

APPENDIX A
PERFORMANCE GOALS AND PERFORMANCE PERIOD